GLOBAL SETTLEMENT AND EXCHANGE AGREEMENT

The Global Settlement and Exchange Agreement (the “Global Exchange”) is entered into as of November 12, 2024 (the “Effective Date”) by and between Raadr, Inc., a Nevada corporation (the “Borrower”), and IBH Capital, LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Investor is the holder of the three separate convertible promissory notes described in Exhibit A attached hereto and made a part hereof (the “Notes”);

WHEREAS, prior to the execution of this Global Exchange, the current amount due and outstanding under the Notes is $506,982.55.

WHEREAS, the certain disputes have arisen with respect to the Borrower’s obligations under the Notes (the “Disputes”).

WHEREAS, the Borrower and the Investor desire to exchange the Notes for shares of the Borrower’s common stock as set forth herein, and to settle the matter with respect to the Disputes;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor and the Borrower hereby agree as follows:

1.The representations, covenants, and recitations set forth in the foregoing recitals are hereby incorporated into and made a part of this Global Exchange, including all defined terms referenced therein.

2.Except as specifically modified by this Global Exchange, the terms and conditions of the Notes shall remain in full force and effect. In the event of any inconsistency between the terms of this Global Exchange and the terms of the Notes, the terms of this Global Exchange shall control. All capitalized terms used herein shall have the meaning ascribed to them in the Notes, unless defined otherwise herein.

3.The terms of the Global Exchange are as follows:

(a)The Notes shall be exchanged for 750,000,000 shares of the Borrower’s common stock (the “Settlement Shares”).

(b)The Company shall issue the Settlement Shares to the Investor as follows:

(i)375,000,000 of the Settlement Shares shall be issued immediately upon execution of this Global Settlement (the “Down Payment Shares”).

(ii)The remaining 375,000,000 (the “Remaining Shares”) shall be issued at the sole discretion of the Investor, provided however, that unless explicitly waived in writing by the Investor upon 30-days’ notice to the Borrower, in no event shall the Investor be entitled under this Global Settlement to receive a number of shares of Borrower’s common stock beneficially owned by the Investor and its

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affiliates that would result in beneficial ownership by the Investor and its affiliates of more than 9.99% of the outstanding shares of Borrower’s common stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D- G thereunder, except as otherwise provided in clause (1) of such proviso.

(c)The Borrower shall fully execute an issuance resolution with respect to Remaining Shares, with the date left blank, and deliver such issuance resolution to the Investor as Exhibit B attached hereto (the “Issuance Resolution”). The Borrower hereby agrees and acknowledges, that upon the election of the Investor to demand the Remaining Shares, it shall be permitted to complete the date on the Issuance Resolution and submit it to the Borrower’s transfer agent (the “Transfer Agent”). Additionally, concurrently with the execution hereof, Borrower shall inform the Transfer Agent that it is permitted to accept the Issuance Resolution to be submitted by the Investor as if it was sent directly from the Borrower, without the need to obtain confirmation from the Borrower that such Issuance Resolution is valid, and shall cause the Transfer Agent to acknowledge this clause concurrently with the execution hereof by the Borrower and the Investor. For avoidance of doubt, the Borrower further agrees that it will not in any way frustrate the issuance of the Remaining Shares, and upon request of the Investor, the Borrower shall be required to confirm to any third party reasonably requested by the Investor, that such issuance resolution is valid.

(d)The Borrower shall establish a reserve of 375,000,000 shares of common stock, to be held for the benefit of the Investor at the Transfer Agent, immediately upon the execution of this Global Exchange, and shall cause the Transfer Agent to acknowledge the establishment of such reserve and confirm such directly to the Investor.

(e)Upon the Borrower fulfilling all its obligations hereinunder, the Notes shall be deemed paid in full and the Investor shall surrender the Notes to the Borrower. For purposes of Rule 144, each share of the Borrower’s common stock issued to the Investor pursuant to the terms herein shall be deemed to be held by the Investor beginning on the date that the Investor first acquired the Notes. For avoidance of doubt, shares issued with hereunder, shall be deemed to have been held by the Investor since at least April 14, 2016, the date that the Investor last advanced funds to the Borrower. The Borrower acknowledges that the surrender of the Notes by the Investor to the Borrower is the sole consideration provided by the Investor to the Borrower for all shares of common stock issued hereunder. The Borrower agrees not to take any position that is contrary to the positions described herein.

(f)Leak-Out. Beginning on the Effective Date and continuing until May 2, 2025 (the “Leak-Out Period”), the Investor agrees that during the Leak-Out Period the aggregate number of Down Payment Shares and/or Remaining Shares that the Investor shall have the right, but not the obligation, to sell into the public markets (each such transaction, a “Disposition”), on a per-calendar-week basis, shall not

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exceed the greater of (i) 20,000,000 or (ii) ten percent (10%) of the number of shares of the Borrower common stock that were traded in the public markets during the immediately preceding calendar week (the “Weekly Leak-Out Amount”), as reported by OTC Markets Group, Inc. or any successor entity or by a national securities exchange in the event that, at such time, the Borrower’s common stock is listed thereof (any such entity of exchange, the “OTCM Successor”).

(g)Cumulative Disposition. If, during any calendar week within the Leak-Out Period, the cumulative amount of Conversion Shares sold by the Investor during the Leak- Out Period then-to-date is less than the cumulative Weekly Leak-Out Amount during the Leak-Out Period then-to-date, then the Investor shall have the right, but not the obligation, to engage in one or more additional Disposition transactions, such that, at the conclusion of such additional Disposition transaction(s), the Investor will have engaged in Disposition transactions in an amount that does not exceed the cumulative Weekly Leak-Out Amount during the Leak-Out Period then- to-date.

(h)OTCM Website. For purposes of determining the monthly trading volume of the shares of the Borrower’s common stock, such volume information shall be derived from data published on the website of OTCM or the website of a relevant OTCM Successor.

(i)Transferee Restrictions. Any transferee of any of the Down Payment Shares and/or Remaining Shares, other than as permitted in connection with a waiver (as referenced below) or as otherwise permitted pursuant to the terms hereof, shall be subject to all of the terms and conditions of this Global Exchange and, solely for such purposes, any such transferee shall be included in the definition of the Investor.

(j)Borrower Waiver. Notwithstanding anything to the contrary contained herein, the Borrower may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions in its favor contained in this Global Exchange.

4.Conditions Precedent. Unless explicitly waived in writing by the Investor, the obligations of the Borrower under Section 3(b)(i), 3(c), and 3(d) shall be conditions precedent to the obligations of the Investor hereunder, including the Leak Out Provision, and in the event that any of the aforementioned conditions fail to be satisfied, the terms of this Global Exchange shall be deemed void ab initio.

5.In the event that the Borrower fails to fulfill its obligations under section 3(b)(ii), or breaches any other terms of this Global Settlement, the exchange of the Exchange Securities shall be deemed to have been rescinded with respect to a portion of the balance due under the Loan Documents equal to the greater of (1) actual harm of the Investor caused by such breach, or (2) the value of any undelivered Settlement Shares based on the market value on the Effective Date, and the Loan Document shall be deemed to be in full force and effect with respect to such rescinded amount.

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6.The Investor represents that the Exchanged Securities are the only securities of the Borrower owned by the Investor.

7.Borrower, on behalf of themselves and their heirs, executors, administrators, agents, members, managers, directors, shareholders, officers, successors and assigns, including former managers, directors, and officers (all of the foregoing, collectively, the “Borrower Releasors”), hereby release and forever discharge the Investor (individually and together), its agents, attorneys, successors and assigns (all of the foregoing, collectively, the “Investor Releasees”) from all liabilities, charges, claims, Agreements, causes of action, or suits, of whatever kind or nature, whether accrued, absolute, contingent, liquidated or unliquidated, known or unknown, which the Borrower Releasors ever had, now have, or hereafter can, shall, or may have against the Investor Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Amendment arising from, or relating to, the Consolidated Note or the other Loan Documents.

8.Upon the fulfillment of all of the Borrower’s obligations hereunder, the following release shall be deemed to be effective: Investor, on behalf of themselves and their heirs, executors, administrators, agents, members, managers, directors, shareholders, officers, successors and assigns (all of the foregoing, collectively, the “Investor Releasors”), hereby release and forever discharge the Borrower (individually and together), its agents, attorneys, successors and assigns (all of the foregoing, collectively, the “Borrower Releasees”) from all liabilities, charges, claims, Agreements, causes of action, or suits, of whatever kind or nature, whether accrued, absolute, contingent, liquidated or unliquidated, known or unknown, which the Investor Releasors ever had, now have, or hereafter can, shall, or may have against the Borrower Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Amendment arising from, or relating to, the Consolidated Note or the other Loan Documents.

9.This Global Exchange may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.This Global Exchange shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Global Exchange shall be brought only in the state and/or federal courts located in Delaware. The parties to this Global Exchange hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE

OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. In the event that any provision of this Global Exchange or any other agreement delivered in

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connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Global Exchange or any other related documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

[Signature page follows]

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IN WITNESS WHEREOF the parties have signed this Global Settlement and Exchange Agreement in one or more counterparts as of the date first hereinabove set forth.

BORROWER RAADR, INC.

By: /s/ Daniel Contreras

Name: Daniel Contreras

Title: Chief Executive Officer

INVESTOR:

IBH CAPITAL, LLC

By: /s/ Pinny Kievman

Name: Pinny Kievman

Title: Managing Member

Acknowledged and Agreed to with respect to Section 3(c) and 3(d):

MANHATTAN TRANSFER REGISTRAR CO.

By: /s/ Arta Nezaj

Name: Arta Nezaj

Title: Vice President

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EXHIBIT A

Information With Respect to the Notes Held by the Investor

Note 1

Replacement Convertible Promissory Note issued in replacement of convertible promissory note dated October 13, 2013, in favor of Grace Turpin; current balance due: $140,874.42 (copy attached)

Note 2

Replacement Convertible Promissory Note issued in replacement of convertible promissory note dated October 24, 2013, in favor of Darlene Griego; current balance due: $270,624.62 (copy attached)

Note 3

Convertible Promissory Note dated April 14, 2016, $30,000 initial principal amount; current balance due: $95,483.51 (copy attached)

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EXHIBIT B ISSUANCE RESOLUTION

(see attached)

RAADR, INC.

1680 Michigan Avenue, Suite 700 Miami Beach, Florida 33139

TREASURY ORDER ISSUANCE RESOLUTION

Corporate Resolution for the Issuance of New Shares of Common Stock

RESOLVED, that Manhattan Transfer Registrar Co., sole stock transfer agent for the above class of stock for the above Company, is authorized by the Company to issue common shares described below and increase the outstanding common shares on the books of the Company in the amount of 375,000,000 shares.

ISSUANCE INSTRUCTIONS:

Legal Name	Street Address, City, State, Zip	Tax ID/SSN	Cost Basis	No. of Shares	Restricted or Free-Trading
IBH Capital, LLC pinny@ibhcap.com	383 Kingston Avenue Brooklyn, NY 11213	To be provided	$.0006/share	375,000,000	Free-trading

Reason for issuance (check one):Conversion/Exercise □ or New Issuance ■ If shares are to be issued free-trading (check one):

Issued pursuant to an Effective Registration Statement □ Effective Date ____________

or

Exempt from Registration □ (Attach legal opinion)

DELIVERY INSTRUCTIONS:

First Class Mail: □

FedEx: □ UPS: □ DHL: □ Account number (required for overnight shipping): _____________

Delivery address if different than shareholder addresses listed above: BOOK ENTRY

I, the undersigned, do hereby certify that this is a true copy of a Resolution set forth and adopted on the date listed below, and that the said Resolution has not in any way been rescinded, annulled or revoked, but the same is still in full force and effect.

Dated: _______________, 2024.

Daniel Cantreras

Chief Executive Officer